POWER OF ATTORNEY




The undersigned directors of BorgWarner Inc. (the "Corporation")hereby appoint John F. Fiedler as their true and lawful attorney-in-fact, with full power for and on their behalf to execute, in their names and capacities as directors of the Corporation, and to file with the Securities and Exchange
Commission on behalf of the Corporation under the Securities Act of 1933, as amended, any and all Registration Statements (including any and all amendments or post-effective amendments thereto) relating to the (i) Borg-Warner Automotive, Inc. Retirement Savings Plan as Amended and Restated, (ii) Borg-Warner Automotive Diversified Transmission Products Corporation, Muncie plant Local 287 Retirement Investment Plan as Amended and Restated, (iii) Borg-Warner Automotive Air/Fluid Systems Corporation Retirement Savings Plan, (iv) Ithaca Retirement Savings plan, (v) Borg-Warner Automotive Turbo Systems Corporation Retirement Savings Plan and (vi) Borg-Warner Automotive Cooling Systems Corporation Retirement Savings Plan.

This Power of Attorney automatically ends upon the termination of Mr. Fiedler's service with the Corporation.

In witness whereof, the undersigned have executed this Power of Attorney on this 26th day of April, 2000.


/s/ Jere A. Drummond                    /s/ Andrew F. Brimmer
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JERE A. DRUMMOND                        ANDREW F. BRIMMER

/s/ Ivan W. Gorr                        /s/ William E. Butler
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IVAN W. GORR                            WILLIAM E. BUTLER

/s/ Paul E. Glaske                      /s/ John Rau
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PAUL E. GLASKE                          JOHN RAU

/s/ Alexis P. Michas                    /s/ Phyllis O. Bonanno
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ALEXIS P. MICHAS                        PHYLLIS O. BONANNO